EXHIBIT 10(qq)

THE ALPINE GROUP, INC.
DEFERRED CASH ACCOUNT PLAN

ARTICLE I

PURPOSE

The purpose of the Plan is to provide a select group of management and highly compensated employees of the Employer, and designated consultants to the Employer, with the opportunity to (i) defer the receipt of all or a portion of such employee’s Salary, (ii) defer the receipt of all or a portion of such employee’s Bonus, and (iii) defer the receipt of all or a portion of such individual’s Designated Compensation, in each case in accordance with the terms and conditions set forth herein.

ARTICLE II

DEFINITIONS

For purposes of the Plan, the following terms shall have the following meanings:

2.1    "Affiliate" shall mean any entity which would be considered a single employer with the Company under Section 414(b) or 414(c) of the Code.

2.2    "Beneficiary" shall mean the individual designated by the Participant, on a form acceptable by the Committee, to receive benefits payable under the Plan in the event of the Participant's death. If no Beneficiary is designated, the Participant's Beneficiary shall be the Participant’s spouse, or if the Participant is not married at the time of the Participant’s death, the Participant's estate. Upon the acceptance by the Committee of a new Beneficiary designation, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary designation filed by the Participant and accepted by the Committee prior to the Participant’s death.

2.3    "Board" shall mean the Board of Directors of the Company.

2.4    "Bonus" shall mean a Participant's performance bonus or any other bonus (whether or not discretionary) paid by the Employer to the Participant in cash and that is designated by the Committee as eligible for deferral under the Plan.

2.5    "Cause" shall mean with respect to a Participant's Termination of Service, a Participant's fraud, embezzlement or commission of a crime with regard to the Employer or its assets or a Participant's breach of any noncompetition or nonsolicitation provision or breach of confidentiality, to the extent set forth in a written agreement between the Participant and the Company. The Committee shall have sole discretion in determining whether Cause exists, and its determination shall be final, binding and conclusive.

2.6    "Change in Control" shall have the meaning set forth in Section 11.2.

2.7    "Code" shall mean the Internal Revenue Code of 1986, as amended. Any reference to any section of the Code shall also be a reference to any successor provision.

2.8    "Committee" shall mean the Executive Compensation and Organization Committee of the Board or such other committee designated by the Board.

2.9    "Common Stock" shall mean common stock, $.10 par value per share, of the Company.

2.10    "Company" shall mean The Alpine Group, Inc. or any successor corporation by merger, consolidation or transfer of assets substantially as a whole.

2.11    "Consultant" shall mean a natural person who is a consultant that provides bona fide services to the Employer as an independent contractor.

2.12    "Deferral Period" shall mean the period of deferral selected by the Participant pursuant to Section 4.1(b), as may be extended pursuant to Section 4.1(c).

2.13    "Deferred Bonus" shall mean the Bonus deferred by a Participant under Section 4.1(a)(ii) hereof.

2.14    "Deferred Cash Account" shall mean the account to which a Participant's book entry contributions made pursuant to Article IV hereof shall be credited.

2.15    "Deferred Designated Compensation" shall mean the amount of compensation other than Salary and Bonus that is paid by the Employer to the Participant in cash (including compensation for services as a Consultant) and that is designated by the Committee as eligible for deferral under the Plan.

2.16    "Deferred Salary" shall mean the amount of Salary deferred by a Participant under Section 4.1(a)(i) hereof

2.17    "Disability" shall mean the Participant’s becoming “disabled” within the meaning of Section 409A(a)(2)(C)(i) or (ii) of the Code.

2.18    "Earnings" shall mean, for any Plan Year, deemed earnings (or losses) on amounts in the Deferred Cash Account computed in accordance with Article VI hereof.

2.19    "Effective Date" shall mean January 1, 2006.

2.20    "Eligible Consultant" shall mean a Consultant who is designated by the Committee, in its sole discretion, as an Eligible Consultant. Any Eligible Consultant shall continue to be eligible to participate in the Plan until such Consultant ceases to be an Eligible Consultant, whether by reason of such Consultant’s Termination of Service or by reason of the Committee's determination in its sole discretion that such Consultant should no longer be designated as an Eligible Consultant.

2.21    "Eligible Employee" shall mean an Employee who is a member of a select group of management or highly compensated employees and who is designated by the Committee, in its sole discretion, as an Eligible Employee. Any Eligible Employee shall continue to be eligible to participate in the Plan until such Employee ceases to be an Eligible Employee, whether by reason of such Employee’s Termination of Service or by reason of the Committee's determination in its sole discretion that such Employee should no longer be designated as an Eligible Employee.

2.22    "Employee" shall mean any person employed by the Employer excluding any "leased employee," as defined in Section 414(n) of the Code, any independent contractor or agent.

2.23    "Employer" shall mean the Company and any Affiliate.

2.24    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

2.25    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

2.26    "Participant" shall mean any Eligible Employee or Eligible Consultant who: (i) elects to defer such person’s Salary, Bonus or Designated Compensation in accordance with the terms hereunder; and (ii) has a balance in such person’s Deferred Cash Account under the Plan. A Participant shall cease to be permitted to defer Salary, Bonus or Designated Compensation with regard to a Plan Year if the Participant is not, or ceases to be, an Eligible Employee or Eligible Consultant with regard to the Plan.

2.27    "Plan" shall mean The Alpine Group, Inc. Deferred Cash Account Plan.

2.28    “Plan Administrator” means such person or persons designated by the Committee to administer claims pursuant to Article IX of the Plan.

2.29    "Plan Year" shall mean the calendar year.

2.30    "Salary" shall mean a Participant's base monthly cash compensation rate for services paid by the Employer to the Participant. Salary shall not include commissions, bonuses, overtime pay, incentive compensation, benefits paid under any qualified plan, any group medical, dental or other welfare benefit plan, non-cash compensation, fringe benefits (cash and non-cash), reimbursements or other expense allowances or any other additional compensation and shall not include amounts reduced pursuant to a Participant's salary reduction agreement under Section 125 or Section 401(k) of the Code (if any) or a nonqualified elective deferred compensation arrangement or any other deductions for premium payments or offsets with regard to any health or welfare plan to the extent that in each such case the reduction is to base cash compensation.

2.31    "Salary Reduction Agreement" shall mean an agreement signed by the Participant or a form executed by the Participant to authorize the Employer to reduce the Participant's Salary, Bonus and/or Designated Compensation and credit the amount of such reduction to the Plan. A Salary Reduction Agreement shall contain such provisions, consistent with the provisions of the Plan, as may be established from time to time by the Employer or the Committee. A new Salary Reduction Agreement must be made for each Plan Year unless otherwise permitted by the Committee.

2.32    "Termination of Service" shall mean the “separation from service” (within the meaning of Section 409A of the Code and related rules and regulations) of the Participant from the Employer for any reason whatsoever, including but not limited to death, retirement, resignation, Disability, dismissal (with or without Cause) or the cessation of an entity as an Affiliate. In the event that an Eligible Employee or Eligible Consultant becomes (or continues as) a director of the Company upon the termination of the Eligible Employee’s employment or termination of the Eligible Consultant’s service, as applicable, no Termination of Service shall be deemed to occur until such time as such Eligible Employee or Eligible Consultant is no longer a director of the Company.

ARTICLE III

ADMINISTRATION

3.1    The Committee. The Plan shall be administered by the Committee.

3.2    Duties of the Committee. The Committee (or its delegate) shall have the exclusive right, power and authority to administer, apply and interpret the Plan and any other Plan documents and to decide any questions and settle all controversies and disputes that may arise in connection with the operation or administration of the Plan. Without limiting the generality of the foregoing, the Committee shall have the sole and absolute discretionary authority: (i) to take all actions and make all decisions with respect to the eligibility for, and the amount of, benefits payable under the Plan; (ii) to formulate, interpret and apply rules, regulations and policies necessary to administer the Plan in accordance with its terms; (iii) to decide questions, including legal or factual questions, relating to the calculation and payment of benefits under the Plan; (iv) to resolve and/or clarify any ambiguities, inconsistencies and omissions arising under the Plan or other Plan documents; and (v) to process and approve or deny benefit claims and rule on any benefit exclusions. All determinations made by the Committee (or any delegate) with respect to any matter arising under the Plan and any other Plan documents including, without limitation, the interpretation and administration of the Plan shall be final, binding and conclusive on all parties.

3.3    Advisors. The Company, the Board or the Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan, and the Committee may rely upon any advice or opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred for the engagement of such counsel, consultant or agent shall be paid by the Company. The Committee may also rely on information, and consider recommendations, provided by the Board or the executive officers of the Company.

3.4    Action by Majority. Decisions of the Committee shall be made by a majority of its members attending a meeting at which a quorum is present (which meeting may be held telephonically), or by written action in accordance with applicable law.

3.5    Liability of Committee Members. No member of the Committee and no officer, director or employee of the Employer shall be liable for any action or inaction with respect to his or her functions under the Plan unless such action or inaction is adjudged to be due to fraud. Further, no such person shall be personally liable merely by virtue of any instrument executed by him or her or on his or her behalf in connection with the Plan.

3.6    Indemnification of Committee Members. Each Employer shall indemnify, to the full extent permitted by law and its Certificate of Incorporation and By-Laws (but only to the extent not covered by insurance) its officers and directors (and any employee involved in carrying out the functions of the Employer under the Plan) and each member of the Committee against any expenses, including amounts paid in settlement of a liability, which are reasonably incurred in connection with any legal action to which such person is a party by reason of his or her duties or responsibilities with respect to the Plan (other than as a Participant).

3.7    Securities Law Compliance. The Committee shall impose such rules designed to facilitate compliance with Federal and state securities laws, including to the extent applicable, the limitations of Section 4(2) and Rule 701 under the Securities Act of 1933, as amended, and shall have the authority to suspend the Plan and take any action necessary, including revoking a Participant's deferral elections, prospectively and/or retroactively, to ensure that the Plan complies with Federal and state securities laws.

ARTICLE IV

ELECTIONS

4.1    Elections.

(a)    Amount of Deferral. An Eligible Employee or Eligible Consultant may elect on a Salary Reduction Agreement to defer the receipt of all or a portion (in whole percentages) of: (i) such Eligible Employee’s Salary, subject to a minimum deferral of at least ten percent (10%) of such Eligible Employee’s Salary; (ii) such Eligible Employee’s Bonus, subject to a minimum deferral of at least fifteen percent (15%) of such Eligible Employee’s Bonus; and (iii) such Eligible Employee’s or Eligible Consultant’s Designated Compensation. With respect to any discretionary Bonus or Designated Compensation, the Committee in its sole discretion may automatically defer all or a portion of any discretionary Bonus or Designated Compensation of an Eligible Employee or Eligible Consultant without such Eligible Employee or Eligible Consultant electing to defer such Bonus or Designated Compensation or consenting to such deferral (except that an Eligible Employee or Eligible Consultant may be required to select the required length of the Deferral Period under Section 4.1(b) hereof).

(b)    Length of Deferral. An Eligible Employee or Eligible Consultant making an election pursuant to Section 4.1(a) hereof or, if so determined by the Committee, an Eligible Employee or Eligible Consultant receiving an automatic deferred Bonus or Designated Compensation, shall also elect a Deferral Period of either three (3), five (5), ten (10) or fifteen (15) years, which Deferral Period shall begin on the January 1st of the Plan Year for which an election under Section 4.1(a)(i) applies. If an Eligible Employee or Eligible Consultant makes an election under Section 4.1(a) but makes no election under Section 4.1(b), then the Deferral Period shall be ten (10) years.

(c)    Extension of Deferral Period. Notwithstanding any election made pursuant to Section 4.1(b) above, a Participant may elect to extend any Deferral Period on a form prescribed by the Committee for either five (5), ten (10) or fifteen (15) additional years, provided that any such election (i) may not be effective until twelve (12) months following the date the subsequent election is made, (ii) any subsequent election must be made at least twelve (12) months prior to the date any payment is otherwise scheduled to be made under Section 4.1(b) or any subsequent election under Section 4.1(c), and (iii) such payment is delayed at least five (5) years following the original payment date under Section 4.1(b) or any subsequent election under Section 4.1(c). Each election to extend a Deferral Period shall be irrevocable.

4.2    Timing and Manner of Election.

(a)    Method of Election for Salary. Any election to defer payment of a Participant's Salary shall be made by the Participant in writing to the Committee on a Salary Reduction Agreement on or before the last day of the Plan Year preceding the Plan Year in which the Salary is earned. Any such election to defer payment of a Participant's Salary shall apply on a pro rata basis with respect to the entire amount of Salary earned in or for such Plan Year, whenever payable, or on such other basis as may be agreed to by the Committee. With respect to a Participant's Salary, any such election made by the last day of the preceding Plan Year shall become effective on the first day of the following Plan Year. An election with respect to a Participant's Salary under this Article IV is irrevocable and is valid only for the Plan Year commencing immediately following the date of the election or, in the case of an Employee who first becomes an Eligible Employee during a Plan Year, for such Plan Year. If a new election is not made with respect to any subsequent Plan Year under Section 4.1(a), Salary earned in such Plan Year shall not be deferred under the Plan.

(b)    Method of Election for Bonus. Any election to defer payment of a Participant's Bonus shall be made by the Participant in writing to the Committee on a Salary Reduction Agreement on or before the last day of the Plan Year preceding the start of the fiscal year (or other applicable period) in which the Bonus is earned (or within any period after the beginning of the Plan Year permitted under Section 409A of the Code or the rules and regulations thereunder). An election with respect to a Participant's Bonus under this Article IV is irrevocable and is valid only for the fiscal year (or other applicable period) of the Company with respect to which the election is made. If a new election is not made with respect to any subsequent fiscal year (or other applicable period) of the Company under Section 4.1(a), a Participant's Bonus earned in such fiscal year (or other applicable period) shall not be deferred under the Plan.

(c)    Method of Election for Designated Compensation. Any election to defer payment of a Participant's Designated Compensation shall be made by the Participant in writing to the Committee on a Salary Reduction Agreement on or before the last day of the Plan Year preceding the start of the Plan Year in which the Designated Compensation is earned (or within any such other period permitted by the Committee, including any period after the start of the Plan Year permitted under Section 409A of the Code or the rules and regulations thereunder). An election with respect to a Participant's Designated Compensation under this Article IV is irrevocable and is valid for the applicable period with respect to which the election is made and, if permitted by the Committee, need to be made again for future Plan Years.

(d)    Mid-Year Participation. An individual who first becomes an Eligible Employee or Eligible Consultant after the date by which an election would otherwise be required to be made hereunder may elect to become a Participant (solely with respect to Salary, Bonus and Designated Compensation earned after the Salary Reduction Agreement is executed and delivered to the Employer pursuant to the procedures established by the Committee) within thirty (30) days after the individual first becomes an Eligible Employee or Eligible Consultant, by making an election, in writing, on a form prescribed by the Committee.

4.3    Change in Status. An election made pursuant to Section 4.1 by a Participant who ceases to be an Eligible Employee or Eligible Consultant but who does not incur a Termination of Service shall remain in effect and such Participant shall not be entitled to receive a distribution from the Plan solely as a result of such change in status.

ARTICLE V

ESTABLISHMENT OF DEFERRED CASH ACCOUNT

5.1    Book Entry of Deferrals. Deferred Salary, Deferred Bonus and Deferred Designated Compensation shall be credited as a book entry to a Participant's Deferred Cash Account in the name of the Participant not later than the date such amount would otherwise be payable to the Participant.

5.2    Book Entry Earnings. Earnings shall be credited to a Participant's Deferred Cash Account in accordance with the provisions of Article VI.

5.3    Vesting. A Participant's Deferred Cash Account shall be fully vested at all times, including Earnings thereon.

ARTICLE VI

ADDITIONS TO DEFERRED CASH ACCOUNT

6.1    Measuring Alternative. The measuring alternative used for the measurement of Earnings on the amounts in a Participant's Deferred Cash Account shall be selected by the Committee, unless the Committee decides in its sole discretion to allow each Participant to select in writing, on a form prescribed by the Committee, from among the various measuring alternatives offered by the Committee. In the event that various measuring alternatives are made available, each Participant may change the selection of the Participant’s measuring alternative as of the beginning of any calendar quarter (or at such other times and in such manner as prescribed by the Committee, in its sole discretion), subject to such notice and other administrative procedures as may be established by the Committee. In the event that various measuring alternatives are made available and the Participant does not make any selection, the measuring alternative used for the measurement of Earnings on the amounts in a Participant’s Deferred Cash Account shall be a money market or similar type of investment vehicle selected by the Committee in its sole discretion (which, in the first instance, will be the UBS Financial Services Inc. RMA Money Market Portfolio). Notwithstanding anything herein to the contrary, in the event that the Company makes a contribution to a grantor trust under the Plan, then (x) a Participant can direct that such funds be invested in investments in addition to the measuring alternatives offered by the Committee, and (y) such amounts may be invested in a manner determined by the trustee, as directed by the Participant, subject to the trustee’s ultimate authority to control the investment of such funds.

6.2    Crediting of Earnings. The Committee shall credit the Earnings computed under this Article VI to the balance in each Participant's Deferred Cash Account as of the last business day of each calendar quarter, or such other dates as are selected by the Committee, in its sole discretion, at a rate equal to the performance of the measuring alternative selected by the Committee for the calendar quarter (or such other applicable period) or, if the Committee allows each Participant to select from among various measuring alternatives or to select investments beyond the measuring alternatives, at a rate equal to the performance of the measuring alternative or such other investment selected by the Participant for the calendar quarter (or such other applicable period) to which such selection relates. In no event shall the Company be responsible for losses resulting from such deemed investments.

6.3    Rules and Procedures. The Committee may, in its sole discretion, establish rules and procedures for the crediting of Earnings and the election of measuring alternatives pursuant to this Article VI.

ARTICLE VII

COMMENCEMENT OF BENEFITS

7.1    Time and Form of Payment. Except as otherwise provided in this Article VII and Article XI, a Participant's Deferred Cash Account shall be paid to the Participant (or, in the case of the Participant's death, the Participant’s Beneficiary) in a lump sum cash payment as soon as administratively practicable after the earliest of the following to occur: (i) a Participant's Termination of Service (subject to six-months’ delay as applicable under Section 409A for specified employees); (ii) a Change in Control (but in no event later than five (5) days after the date of such Change in Control), or (iii) the end of the applicable Deferral Period. A Participant shall not be entitled to, and the Employer shall not be obligated to pay to such Participant, the whole or any part of the amounts deferred under the Plan, except as provided in the Plan.

7.2    Book Entry Reductions. The Company shall make a book entry to a Participant's Deferred Cash Account to reduce such Participant's Deferred Cash Account in the amount of any payment from such Participant's Deferred Cash Account.

ARTICLE VIII

FORFEITURE

Notwithstanding any provision to the contrary hereunder, in the event that a Participant is terminated by the Employer for Cause, the Participant's Deferred Cash Account excluding any Earnings attributed thereto in respect of the Deferral Period shall be paid to the Participant in a lump sum cash payment as soon as administratively practicable after such termination.

ARTICLE IX

CLAIMS PROCEDURE

Any claim by a Participant or Beneficiary ("Claimant") with respect to eligibility, participation, contributions, benefits or other aspects of the operation of the Plan shall be made in writing to the Plan Administrator or such other person designated by the Committee from time to time for such purpose. If such Plan Administrator believes that the claim should be denied, the Plan Administrator shall notify the Claimant in writing of the denial of the claim within ninety (90) days after receipt thereof (this period may be extended an additional ninety (90) days in special circumstances and, in such event, the Claimant shall be notified in writing of the extension). Such notice shall (i) set forth the specific reason or reasons for the denial making reference to the pertinent provisions of the Plan or of Plan documents on which the denial is based; (ii) describe any additional material or information necessary to perfect the claim, and explain why such material or information, if any, is necessary; and (iii) inform the Claimant of the Claimant’s right pursuant to this section to request review of the decision.

A Claimant may appeal the denial of a claim by submitting a written request for review to the Committee, within sixty (60) days after the date on which the Plan Administrator’s denial is received. Such period may be extended by the Committee for good cause shown. The claim will then be reviewed by the Committee. A Claimant or the Claimant’s duly authorized representative may discuss any issues relevant to the claim, may review pertinent documents and may submit issues and comments in writing. If the Committee deems it appropriate, it may hold a hearing as to a claim. If a hearing is held, the Claimant shall be entitled to be represented by counsel. The Committee shall decide whether or not to grant the claim within sixty (60) days after receipt of the request for review, but this period may be extended by the Committee for up to an additional sixty (60) days in special circumstances. Written notice of any such special circumstances shall be sent to the Claimant. Any claim not decided upon in the required time period shall be deemed denied. All interpretations, determinations and decisions of the Committee with respect to any claim shall be made in its sole discretion based on the Plan and other relevant documents and shall be final, conclusive and binding on all persons.

The Committee may at any time alter the claims procedure set forth above, provided that the revised claims procedure complies with ERISA and the regulations issued thereunder.

ARTICLE X

NON-ALIENATION OF BENEFITS

A Participant's Deferred Cash Account shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, and any attempt to cause any benefits to be so subjected shall not be recognized.

ARTICLE XI

CHANGE IN CONTROL PROVISIONS

11.1    Benefits. Upon a Change in Control of the Company, each Participant hereunder shall receive such Participant’s entire Deferred Cash Account, from the Plan in a lump sum cash payment, as soon as administratively practicable following such Change in Control, but in no event later than five (5) days after the date of such Change in Control.

11.2    Change in Control. A "Change in Control" shall be deemed to have occurred:

(a)    upon the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Company where such acquisition causes such Person to own 40% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not be deemed to result in a Change in Control: (i) any acquisition directly from the Company; (ii) any acquisition by the Company; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (iv) any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subsection (c) below; and provided, further, that if any Person's beneficial ownership of the Outstanding Company Voting Securities reaches or exceeds 40% as a result of a transaction described in clause (i) or (ii) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 40% or more of the Outstanding Company Voting Securities; or

(b)    individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board"), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)    the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of the assets of another corporation ("Business Combination"); excluding, however, such a Business Combination pursuant to which (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or indirectly through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities; (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 40% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; provided, however, that for purposes of this subsection (c), the sale or other disposition of all or substantially all of the assets of any principle subsidiary of the Company shall, in no event, in and of itself, be deemed a Change in Control.

ARTICLE XII

TERMINATION OR AMENDMENT OF THE PLAN

Notwithstanding any other provision of the Plan, the Board may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate it entirely; provided, however, that no amendment or termination shall reduce or eliminate the then benefit of any Participant or Beneficiary. Upon an amendment or suspension, the Company shall not be required to distribute a Participant's Deferred Cash Account prior to the end of the Deferral Period, but, in no event shall the measuring alternative be reduced with respect to amounts in a Participant's Deferred Cash Account. In the event of a termination of the Plan, a Participant's Deferred Cash Account shall be distributed in a lump sum cash payment, as soon as administratively practicable following such termination, provided however that such termination is effected in accordance with the applicable terms and conditions of Section 409A of the Code and the regulations thereunder.

ARTICLE XIII

UNFUNDED PLAN

The Plan shall not be construed to require the Employer to fund any of the benefits payable under the Plan or to set aside or earmark any monies or other assets specifically for payments under the Plan. The Plan is intended to constitute an "unfunded" plan for incentive compensation and any amounts payable hereunder shall be paid by the Employer out of its general assets. Participants and their designated Beneficiaries shall not have any interest in any specific asset of the Employer as a result of the Plan. Nothing contained in the Plan and no action taken pursuant to the provisions of the Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship amongst any Employer, the Committee, and the Participants, their designated Beneficiaries or any other person. Any funds which may be invested under the provisions of the Plan shall continue for all purposes to be part of the general funds of the applicable Employer and no person other than the applicable Employer shall by virtue of the provisions of the Plan have any interest in such funds. With respect to any payments as to which a Participant has a fixed and vested interest but which are not yet made to a Participant by the applicable Employer, nothing contained herein shall give any such Participant any rights that are greater than those of an unsecured general creditor of the applicable Employer. The Employer may, in its sole discretion, establish a "rabbi trust" to pay amounts payable hereunder. If the Employer decides to establish any advance accrued reserve on its books against the future expense of benefits payable hereunder, or if the Employer is required to fund a trust under the Plan, such reserve or trust shall not under any circumstances be deemed to be an asset of the Plan.

ARTICLE XIV

GENERAL PROVISIONS

14.1    Withholding of Taxes. The Employer shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold Federal, state or local income or other taxes incurred by reason of payments pursuant to the Plan. In lieu thereof, the Employer shall have the right to withhold the amount of such taxes from any other sums due or to become due from the Employer to the Participant upon such terms and conditions as the Committee may prescribe.

14.2    Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

14.3    Other Benefits. No payment under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Employer nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

14.4    No Right to Employment or Service. Neither the Plan nor the deferral of any amount hereunder shall impose any obligations on the Employer to retain any Participant as an Employee or Consultant nor shall it impose on the part of any Participant any obligation to remain as an Employee or Consultant of the Employer.

14.5    Costs. The Company shall bear all expenses included in administering the Plan.

14.6    Minors and Incompetents. In the event that the Committee finds that a Participant is unable to care for such Participant’s affairs because of illness or accident, then benefits payable hereunder, unless claim has been made therefor by a duly appointed guardian, committee, or other legal representative, may be paid in such manner as the Committee shall determine, and the application thereof shall be a complete discharge of all liability for any payments or benefits to which such Participant was or would have been otherwise entitled under the Plan. Any payments to a minor from the Plan may be paid by the Committee in its sole and absolute discretion (i) directly to such minor; (ii) to the legal or natural guardian of such minor; or (iii) to any other person, whether or not appointed guardian of the minor, who shall have the care and custody of such minor. The receipt by such individual shall be a complete discharge of all liability under the Plan therefor.

14.7    Assignment. The Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Participants and their heirs, executors, administrators and legal representatives. In the event that the Company sells all or substantially all of the assets of its business and the acquiror of such assets assumes the obligations hereunder, the Company shall be released from any liability imposed herein and shall have no obligation to provide any benefits payable hereunder.

14.8    Top-Hat Status. The Plan is intended to constitute a "top-hat" pension plan under Sections 201(2) and 301(a)(3) of ERISA. To the extent necessary to comply with the top-hat requirements, the Committee may terminate an Eligible Employee as a Participant and may, in its sole discretion, distribute the Participant’s Deferred Cash Account.

14.9    Section 409A of the Code. This Plan is intended to comply with the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. To the extent that any payment or benefit hereunder is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, any provision in this Plan that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with Section 409A of the Code and to the extent such provision cannot be amended to comply therewith, such provision shall be null and void.

14.10    Governing Law. Except to the extent preempted by ERISA or other Federal law, the Plan shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflict of laws).

14.11    Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

14.12    Construction. Wherever any words are used in the Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.

14.13    Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.